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EXHIBIT 10.4

M2 SYSTEMS CORPORATION
$750,000
Promissory Note
Atlanta, Georgia
December 4th, 2001

    M2 Systems Corporation, a Florida corporation ("Maker"), for value received, promises and agrees to pay, as herein provided, to the order of Optio Software, Inc., a Georgia corporation (the "Payee"), at such address or to such bank account as Payee may direct, in lawful money of the United States of America, the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000). This note ("Note") is issued in partial payment of the purchase price for certain assets of the Payee acquired by Maker from Payee pursuant to that certain Asset Purchase Agreement, of even date herewith, by and between Maker and Payee (the "Asset Purchase Agreement").

    1.  Payment of Principal and Interest.

    (a) The principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable as follows: (i) seven (7) payments of Ninety Thousand Dollars ($90,000.00) each, due on March 1, 2002, June 1, 2002, September 1, 2002, December 1, 2002, March 1, 2003, June 1, 2003, September 1, 2003; and (ii) a final payment of all then outstanding principal and interest due, on December 1, 2003 (each, a "Payment Date"); provided, however, that if such day is not a day on which banks are open for business in Georgia (a "Business Day"), then such payment shall be due on the Business Day next succeeding the Payment Date.

    (b) Interest on the outstanding principal balance of this Note shall accrue, compounded quarterly, from the date hereof up to and including the date of payment in full of all obligations hereunder, at a rate of interest equal to the "Prime Rate" as defined below, subject to adjustment as provided below, provided that such rate of interest shall not exceed six and three-quarters percent (6.75%) per annum. As used herein, "Prime Rate" shall mean the prime rate as published in the Wall Street Journal (Eastern Edition) from time to time after the date hereof. As of the date hereof, Prime Rate is five percent (5.00%) per annum. If, on the third (3rd) business day (the "Measurement Date") preceding the first calendar day of the first calendar month of any calendar year hereafter, Prime Rate shall be higher or lower than the rate of interest then in effect hereunder, then the rate of interest hereunder for the calendar year next succeeding such Measurement Date shall be adjusted to equal the Prime Rate on such date, such adjustment to be effective as of the first calendar day of such next succeeding calendar quarter. Interest shall be calculated based on a three hundred sixty (360) day year, consisting of twelve (12) months of thirty (30) days each.

    (c) All payments received hereunder shall be applied in the following order: (i) first, to all fees, default interest, costs or other expenses owing by Maker to Payee hereunder or under any of the Security Documents (as defined in Section 16 hereof); (ii) next, to all accrued but unpaid interest; and (iii) finally, to the outstanding principal balance.

    2.  Waiver.  Maker, and each surety, endorser, guarantor or other party ever liable for payment of any sums of money payable on this Note, jointly and severally, expressly waive demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith.

    3.  Amendments.  Any term or provision of this Note and any obligation of Maker hereunder or with respect hereto, may be changed or modified, partially or completely, or noncompliance may be consented to or authorized, only by written agreement between Maker and the holder hereof.

    4.  Events of Default.  The occurrence and continuance of any of the following events shall be considered an "Event of Default" for purposes of this Note: (a) any involuntary case or other proceeding shall be commenced against Maker that seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator or custodian unless dismissed or stayed within sixty (60) days after the institution thereof (provided that upon ineffectiveness of any stays, an Event of Default shall exist); (b) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to the Maker, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally or shall admit in writing its inability to pay its debts generally as they become due or shall take any corporate action to authorize or effect any of the foregoing; (c) failure of Maker to pay any principal or interest when due hereunder; and (d) the occurrence of an Event of Default pursuant to any of the Security Documents or the $3,250,000 Promissory Note from Maker to Payee of even date herewith. Notwithstanding the foregoing, no Event of Default shall be deemed to have occurred under Sections 4(a), 4(b) or 4(c) above, unless (i) Maker shall have received written notice from Payee describing such Event of Default with sufficient particularity and (ii) the event giving rise to such Event of Default shall continue for 30 calendar days following the receipt of such written notice.

    5.  Remedy.  Upon the occurrence of any Event of Default, the entire principal amount of the Note then outstanding together with interest accrued thereon shall become immediately due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Maker. Additionally, upon an Event of Default, the interest rate of this Note shall be the greater of the then applicable interest rate hereunder as adjusted pursuant to Section 1(b) above or fifteen percent (15%) per annum (the "Default Rate"). Further, if any payment required under this Note is not paid within fifteen (15) days after its due date, then the Maker shall pay a late charge equal to two percent (2%) of the payment due to compensate the Payee for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the Payee.

    6.  Costs and Attorneys' Fees.  Upon the occurrence of an Event of Default and if this Note is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay to the owner and holder of this Note reasonable attorneys' fees and costs, including the fees and costs incurred in any appeals, and any collection fees incurred in collection of this Note.

    7.  Acceleration Upon Change of Control.

    (a) For purposes of this Note, a "Change of Control" means the occurrence of any of the following events, unless such event constitutes a "Permissible Transfer" by Maker pursuant to Section 11 below: (i) a merger or consolidation where the Maker is not the consolidated or surviving company; (ii) any transaction as a result of which any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) (other than a person who owns fifty percent (50%) or more of the combined voting power of the Maker's outstanding securities as of the date hereof) is or becomes the beneficial holder directly or indirectly of securities of the Maker representing fifty percent (50%) or more of the combined voting power of the Maker's then outstanding securities; (iii) a transfer of all or substantially all of the assets or stock of the Maker; or (iv) a discontinuation of the business of the Maker.

    (b) Upon the occurrence of a Change of Control, the Payee shall have the right to declare the outstanding principal amount and accrued interest to the date of the Change of Control to be due and payable by giving written notice to the Maker to that effect; and upon the Maker's receipt of such notice, the principal amount and accrued interest on this Note shall become immediately due and payable, and the maturity date shall be deemed to be the date of receipt of such notice.

    8.  Covenants of the Maker.  The Maker covenants and agrees that, so long as this Note shall be outstanding:

      (a) The Maker shall provide to Payee annual financial statements, prepared in accordance with generally accepted accounting principles, consistently applied. Payee shall maintain the confidentiality of such financial statements and may provide copies of such financial statements only to employees, accountants and attorneys obligated to maintain such confidentiality. The obligations of Payee in the preceding sentence contained herein shall not apply to: (i) information which is now or hereafter enters the public domain without a breach of this provision by Payee; (b) information known to Payee prior to the time of disclosure by the disclosing party or independently developed by Payee's personnel; (c) information disclosed in good faith to Payee by a third person legally entitled, to the best of Payee's knowledge, to disclose the same or (d) pursuant to court order, judicial process, or otherwise as required by law. Maker's obligation under this section 8(a) shall expire if Payee assigns or transfers this Note to an entity which is engaged in the business of developing computer software which functions as a messaging and integration broker for enterprise application integration.

      (b) All necessary authorization and consents to the issuance of this Note have been obtained.

      (c) The Maker will obtain and maintain an insurance policy of not less than $1,000,000 face amount on the life of Michael A. Muscato.

    9.  No Subordination.  Except as provided by applicable law, the indebtedness evidenced by this Note shall not be subordinated or otherwise made junior in right of payment to the prior payment of any indebtedness of the Maker, without the prior written consent of the Payee.

    10.  Set-Off.  This Note is subject to set-off in accordance with the terms and conditions set forth in Section 6.4 of the Asset Purchase Agreement and the Stock Purchase Agreement, but is subject to no other right of set-off.

    11.  Non-Assignment.  This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that (a) Maker shall have the right to assign any or all of its obligations under this Agreement to an affiliate of Maker, provided, that Maker and such affiliate shall both remain liable for all obligations of Maker set forth herein and (b) Payee shall have the right, without Maker's (or any permitted assignee of Maker's) consent, to assign this Note and/or any of its rights hereunder to any affiliate of Payee or pursuant to a merger, consolidation, sale of stock, or sale or exchange of substantially all the assets of Payee (the "Permissible Transfer").

    12.  Arbitration.  In the event of any dispute or controversy over the interpretation, enforceability, breach or effect of this Note, the parties hereto consent and agree that any and all such disputes shall be submitted for final and binding arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Fulton County, Georgia ("AAA"), by the AAA. The hearing before the arbitrator shall be held in Fulton County, Georgia and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Note. The decision of the arbitrator shall be final and binding as to any matters submitted to them under this Note. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

    13.  Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in the manner set forth in the notices provision of the Asset Purchase Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given and shall be deemed to have been received when delivered in accordance with the terms of the notices provision set forth in the Asset Purchase Agreement.

    14.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding that body of law relating to conflict of laws.

    15.  Time of the Essence.  Time is of the essence with respect to all obligations hereunder.

    16.  Security.  The obligations of Maker under this Note are secured by (a) a security interest in the assets of the Company granted pursuant to the Security Agreement (Muscato Assets) of even date herewith among Maker, Payee and the Company (the "Muscato Assets Security Agreement"), (b) a security interest in certain assets of Maker granted pursuant to the Security Agreement (Translink Assets) of even date herewith between Maker and Payee (the "Translink Assets Security Agreement"), and (c) a security interest and pledge in, to and of all of the issued and outstanding shares of capital stock of the Company granted pursuant to a Pledge Agreement of even date herewith between Maker and Payee (the "Pledge Agreement" and, collectively with the Muscato Assets Security Agreement and the Translink Assets Security Agreement, the "Security Documents").

    17.  Usury.  If, from any circumstances whatsoever, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law so that in no event shall any exaction of interest be possible under this Note in excess of the limit of such validity. In no event shall Maker be bound to pay interest of more than the legal limit for the use, forbearance or detention of money and the right to demand any such excess is hereby expressly waived by Payee.

    18.  Prepayment.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by all accrued and unpaid interest calculated to the date of such prepayment. Any partial prepayments shall not change the schedule of installments due hereunder.

M2 SYSTEMS CORPORATION
By:	/s/ JOSEPH W. ADAMS Joseph W. Adams, President
[CORPORATE SEAL]

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M2 SYSTEMS CORPORATION $750,000 Promissory Note